Exhibit 8.1

May 24, 2007

JPMorgan Chase & Co.,
     270 Park Avenue,
          New York, New York 10017.

Ladies and Gentlemen:

               As special tax counsel to JPMorgan Chase & Co. and JPMorgan Chase Capital XXIII in connection with the issuance of Floating Rate Capital Securities, as described in the prospectus supplement, dated May 18, 2007 (the “Prospectus Supplement”), we hereby confirm to you our opinion as set forth under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement, subject to the limitations set forth therein.

               We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us under the heading “Certain Federal Income Tax Consequences” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, /s/ Sullivan & Cromwell LLP SULLIVAN & CROMWELL LLP